UNANIMOUS WRITTEN CONSENT
OF THE DIRECTORS OF
ATWOOD MINERALS & MINING CORP.
A Nevada Corporation

The undersigned, being all of the directors of Atwood Minerals & Mining Corp., a Nevada corporation (the “Corporation”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of October 12, 2009, hereby waiving all notice of and the holding of a meeting of the directors to act upon such resolutions.

AMENDMENT TO BLYAWS

RESOLVED, that in accordance with Article X, Section 2, the board of directors hereby amends the Article II, Section 1(a) of the Corporations bylaws by deleting the word “shareholders” in the second sentence therein and inserting “Board of Directors” in lieu thereof

RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient to carrying out the foregoing resolutions and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent as of the date first written above.

/s/ Greg Goldberg
Greg Goldberg